Synacor
7,309 followers
13m •

+ Follow ···

Synacor Agrees to be Acquired by Centre Lane Partners

https://lnkd.in/gsfFk5n

CENTRE LANE PARTNERS

SYNACOR

Thanks for posting... | I'm curious... | I think this is...

Like Comment Share Send